EXECUTION COPY
                                  AMENDMENT TO
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  This Amendment No. 1 (the "Amendment") to the Amended and Restated Employment Agreement is made and entered into on the 25th day of April, 2005 between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (collectively the "Company"), and K. Douglas Ralph ("Executive").

                  WHEREAS, the Company and Executive executed an employment agreement, dated March 24, 2003 (the "Prior Agreement"), governing the terms of Executive's employment with the Company and amended and restated the employment agreement (the "Agreement") on January 26, 2004; and

                  WHEREAS, the Compensation Committee of the Board of Director's has reviewed the Executive's performance and desires to create certain incentives to retain the services of the Executive; and

                  WHEREAS, the Company desires to amend certain provisions in the Agreement and as set forth herein; and

                  WHEREAS, terms and conditions of the Agreement not specifically amended herein shall remain unchanged and in full force and effect.

                  NOW, THEREFORE, the parties hereby agree that the following provisions will be amended as follows:

Article III - Compensation and Expenses

Section 3.1 (a) shall now read in its entirety as follows:

                  Salary. Effective May 1, 2005, the Company shall pay Executive a base salary during the Term ("Base Salary"), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of at least $350,000 per annum. The Base Salary will be reviewed annually by the Compensation Committee of the Board.

Section 3.1 (c) (i) shall now read in its entirety as follows:

                  Bonus. (i) During the Term, Executive shall be eligible to earn a fiscal year target bonus award of 50% of Base Salary ("Annual Bonus"), which shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria communicated to Executive for such fiscal year. The Annual Bonus shall be awarded pursuant the Foamex Salaried Incentive Plan (the "SIP"), and, except as otherwise provided for herein, shall be subject to the terms and conditions of the SIP. For 2005, the Executive shall be eligible for a special retention bonus (the "Retention Bonus") of up to $125,000, twenty five percent of which shall be payable on or about August 31, 2005 and the balance of which shall be payable in January 2006, provided the Executive's employment is not terminated by the Company for Cause prior to the payment dates or the Executive does not elect to terminate his employment for other than Good Reason prior to the payment dates. The Retention Bonus shall be reduced by $0.50 for each dollar of Annual Bonus earned and paid pursuant to the SIP. Notwithstanding the forgoing, Executive shall be entitled to receive such other incentive compensation as the Compensation Committee of the Board may, in its sole discretion, award.

Change in Control Protection

Article 5 - Effect of Termination.

Section 5.5 (b) and (c) shall now read in their entirety as follows:

         (b) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability. Executive shall receive an amount, payable in twenty four
(24) equal monthly installments in accordance with the Company's regular payroll policies, equal to the sum of the following: two multiplied by the amount of (i) Executive's current Base Salary on the date his employment is terminated, and
(ii) Executive's Annual Bonus, calculated as though the Company and Executive had attained 100% of the performance target for the applicable year in which Executive's employment terminates. Notwithstanding the foregoing, in the event Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause, death or Disability within the twenty four (24) month period commencing on the date of a Change in Control, Executive's Change in Control Protection Agreement with the Company attached hereto as Exhibit A shall govern.

         (c) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than Cause or Disability, Executive shall be entitled medical coverage under the Company's medical plan in accordance with Section 3.1(b) during the twenty four (24) month period commencing on the date Executive's employment is terminated (the "Severance Term"). Upon the expiration of the Severance Term Executive shall be eligible to elect medical continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

Section 4 (a) of the Executive's Change in Control Protection Agreement (Exhibit A to the Agreement) will now read in its entirety as follows:

(a) Termination following a Change in Control.

If Executive's employment is terminated during the twenty four (24) month period following the Operative Date by the Company without Cause (other than as a result of the death or Disability of Executive) or by Executive with Good Reason (any such termination, a "Qualifying Termination"), the Company shall, (i) pay to Executive his accrued but unpaid base salary through the date of the Qualifying Termination; (ii) pay to Executive an amount, payable at the

Executives election either as a lump sum payment or in twenty four equal monthly installments in accordance with the Company's regular payroll policies, equal to two times the sum of (A) the greater of (x) Executive's annual base salary in effect immediately prior to the Operative Date, and (y) Executive's annual base salary as of the date of such Qualifying Termination, and (B) Executive's annual bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year of the Company during which the Qualifying Termination occurs; and (iii) continue for twenty four (24) months Executive's participation in the health, medical and life insurance benefits and/or coverage provided to Executive either (1) immediately prior to the Operative Date, or (2) as of the date of such Qualifying Termination, whichever is more favorable to Executive; provided, however, that (a) such benefit continuation is subject to the terms and conditions of such plans, (b) group life insurance continuation is subject to a limit of three years following such Qualifying Termination, and (c) Executive shall cease to be covered by medical and/or dental plans of the Company at such time Executive becomes covered by like plans of another company.

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.



                                 FOAMEX INTERNATIONAL INC.


                                 By:  /s/ Thomas E. Chorman
                                      ---------------------------------
                                       Name:  Thomas E. Chorman
                                       Title: President and Chief Executive
                                       Officer


                                 EXECUTIVE


                                      /s/ K. Douglas Ralph
                                      ---------------------------------
                                      K. Douglas Ralph



                                       3